Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Rekor Systems, Inc. on Form S-8 (File Nos. 333-220864, 333-259041, and 333-260153) and Form S-3 (File Nos. 333-259447, 333-260607, 333-274422 and 333-277393) of our report dated March 25, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Rekor Systems, Inc. and Subsidiaries as of and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Rekor Systems, Inc. and Subsidiaries for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

March 25, 2024